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                                                                     EXHIBIT 4.2


                  CERTIFICATE OF DESIGNATION OF VOTING POWERS,
                    DESIGNATIONS, PREFERENCES, LIMITATIONS,
                                  RESTRICTIONS
                              AND RELATIVE RIGHTS

                                       OF

                         9.75% SERIES A PREFERRED STOCK

                                       OF

                                  OPTEL, INC.

                           -----------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           -----------------------


                 OpTel, Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in Article Four of its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware ("DGCL"), the Board of Directors of the Company (the "Board of Directors"), by Unanimous Written Consent made as of March 1, 1998, duly approved and adopted the following resolution:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of non-voting preferred stock, to be known as the "Series A Preferred Stock", out of the authorized shares of preferred stock, par value $.01 per share, of the Corporation, the shares of such series to have a liquidation preference of $20,000 per share (the "Liquidation Preference"), consisting of 10,000 shares (which number may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock below 150% of the number of shares of Series A Preferred Stock at such time outstanding) to be entitled to dividends payable initially in additional shares of such series at the annual rate of 9.75% of the liquidation preference, to be convertible at the option of the holders of shares of such series into shares of Class B Common Stock of the Corporation (the "Class B Common Stock") at the Conversion Price, and, specifically, having voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

         1. Ranking. The Series A Preferred Stock shall rank, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, (a) senior to all classes of common stock of the Company and to all shares of Series B Preferred Stock of the Company and senior to all shares of each other class of capital stock or series of preferred stock established after the Preferred Stock Issue Date by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively with the common stock and Series B Preferred Stock referred to as "Junior Securities"); (b) on a parity with any additional shares of preferred stock issued by the Company and any other class of capital stock or series


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of preferred stock issued by the Company established after the Series B
Preferred Stock Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (c) junior to each class of capital stock or series of preferred stock issued by the Company established after the Preferred Stock Issue Date by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities").

         2.      Dividends.

         (a) The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors, cumulative preferential dividends (in the form described below) from the Preferred Stock Issue Date accruing at the rate per annum of 9.75% of the Liquidation Preference per share, payable annually in arrears on the last day of August, commencing on August 31, 1998 (each a "Dividend Payment Date"). If any such date is not a Business Day, such payment shall be made on the next succeeding Business Day, to the holders of record as of the next preceding August 15 (each, a "Record Date"). Dividends on Series A Preferred Stock shall be payable initially only in additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends; provided, however, that dividends payable after the expiration of the Conversion Period shall be payable only in cash. The issuance of such additional shares of Series A Preferred Stock shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation. The accrual of dividends payable on the Series A Preferred Stock will be computed on the basis of a 360- day year consisting of twelve 30-day months, and dividends will be deemed to accrue on a daily basis.

         (b) Dividends on the Series A Preferred Stock shall accumulate whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the DGCL to permit the payment of dividends on the Series A Preferred Stock.

         (c) No dividend whatsoever shall be declared or paid upon any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon all outstanding shares of Series A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods shall have been declared and paid, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series A Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends as herein described.


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         (d)     To the extent permitted by law, additional cumulative
dividends shall accrue with respect to the outstanding shares of Series A Preferred Stock so long as any dividends on the Series A Preferred Stock shall remain accrued and unpaid after the respective Dividend Payment Dates therefor (whether or not such accrued and unpaid dividends shall have been declared). Such additional dividends shall accrue at the rate per annum of 9.75% of the Liquidation Preference of all shares of Series A Preferred Stock issuable with respect to such accrued but unpaid dividends from their respective Dividend Payment Dates for so long as such accrued but unpaid dividends and additional dividends accrued with respect thereto shall remain unpaid.

         3.      Conversion.

         (a) During the Conversion Period, at the option of a holder of Series A Preferred Stock, any outstanding shares of Series A Preferred Stock may be converted by the holder into Class B Common Stock at the Conversion Price. The number of shares of Class B Common Stock issuable for each share of Series A Preferred Stock upon conversion shall be determined by dividing the Liquidation Preference plus all accrued and unpaid dividends on such shares of Series A Preferred Stock by the Conversion Price. Immediately following such conversion, the rights of the holders of converted shares of Series A Preferred Stock shall cease and the Persons entitled to receive the Class B Common Stock upon the conversion of Series A Preferred Stock shall be treated for all purposes as having become the owners of such Class B Common Stock.

         (b) In order for a holder to exercise its rights to convert Series A Preferred Stock a holder must (i) surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form reasonably satisfactory to the Company, at the office of the Company or transfer agent for the Series A Preferred Stock, (ii) notify the Company at such office that such holder elects to convert Series A Preferred Stock and the number of shares to be converted, (iii) state in writing the name or names in which the holder wishes the certificate or certificates for shares of Class B Common Stock to be issued, and (iv) pay any transfer or similar tax if required pursuant to Section 15. The date on which the holder satisfies all such requirements shall be the "Conversion Date." As soon as practical, the Company shall deliver a certificate or certificates for the number of shares of Class B Common Stock issuable upon the conversion. The Person in whose name the Class B Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date.

         (c) The Company has reserved and shall continue to reserve out of its authorized but unissued Class B Common Stock a sufficient number of shares of Class B Common Stock to permit the conversion of the Series A Preferred Stock in full. All shares of Class B Common Stock that may be issued upon conversion of Series A Preferred Stock shall be fully paid and nonassessable. The Company shall comply with all securities laws regulating the offer and delivery of shares of Class B Common Stock upon conversion of Series A Preferred Stock and shall list such shares on each national securities exchange or automated quotation system on which the Class B Common Stock is listed.

         (d) At any time after the consummation of an underwritten public offering as described in Section 3, in the case of any consolidation or reorganization of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company's Class B Common Stock is converted into other securities, cash or assets (any of the foregoing, a "Consolidation"), upon consummation of such Consolidation, each holder of Series A Preferred Stock shall be entitled to elect to have each share of Series A Preferred Stock held by such holder to thereafter be convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Class B Common Stock into which such share of Series A Preferred Stock might have been




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converted immediately prior to such consolidation, merger, transfer or sale.
Appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series A Preferred Stock.

         4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such holder, plus accrued and unpaid dividends, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, to which holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series A Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

         5.      Redemption by the Company.

         (a) At all times after the expiration of the Conversion Period, the Company shall have the option to redeem, in whole or in part, (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price (the "Redemption Price") in cash equal to the Liquidation Preference thereof, plus accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period) to the date of redemption. The Company shall not be required to make sinking fund payments with respect to the Series A Preferred Stock.

         (b) In case of redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Company in its sole discretion.

         (c) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the "Redemption Date"), by first class mail, postage prepaid, to all holders of record of the Series A Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A


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Preferred Stock may be listed or admitted to trading, such notice shall state:
(i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (v) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

         (d) If notice has been mailed in accordance with Section 5(c) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

         (e) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

                 (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                 (ii) any balance of monies so deposited by the Company and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

         (f) No Series A Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

         (g) Notwithstanding the foregoing provisions of this Section 5, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series A Preferred Stock shall be redeemed.

         (h) All shares of Series A Preferred Stock redeemed pursuant to this Section 5 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series or class, and may thereafter be reissued as shares of any series or class of preferred stock other than shares of Series A Preferred Stock.


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         6.      Voting Rights.

         The holders of record of shares of the Series A Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 6.

         (a) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding (with shares held by the Company or any of its affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class:

                 (i) amend or otherwise alter this Certificate of Designation (including the provisions of paragraph 6 hereof) in any manner that adversely affects the specified rights, preferences, privileges or voting rights of holders of Series A Preferred Stock;

                 (ii) waive compliance with any provision of this Certificate of Designation; or

                 (iii) create or issue Senior Securities or Parity Securities.

         (b) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting holder):

                 (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose holders must consent to an amendment, supplement or waiver;

                 (ii) reduce the Liquidation Preference of the Series A Preferred Stock;

                 (iii) reduce the rate of or change the time for payment of dividends on any share of Series A Preferred Stock;

                 (iv) waive the consequences of any failure to pay dividends on the Series A Preferred Stock;

                 (v) make any share of Series A Preferred Stock payable in any form other than that stated in this Certificate of Designation;

                 (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock; or

                 (vii) make any change in the foregoing amendment and waiver provisions.

         (c) The Company in its sole discretion may without the vote or consent of any holders of the Series A Preferred Stock amend or supplement this Certificate of Designation:

                 (i) to cure any ambiguity, defect or inconsistency;

                 (ii) to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock; or


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                 (iii) to make any change that would provide any additional rights or benefits to the holders of the Series A Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designation of any such holder.

Except as set forth above, (A) the creation, authorization or issuance of any shares of Junior Securities, Parity Securities or Senior Securities or (B) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of the holders of the Series A Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges, special rights or voting rights of holders of shares of Series A Preferred Stock.

         7. Financial Reports. The Company shall furnish without cost to VPC Corporation, as the agent for each holder of the outstanding Series A Preferred Stock, all financial reports that the Company is required to deliver pursuant to Section 13 or 15(d) of the Exchange Act. VPC Corporation shall deliver copies of the financial reports to the respective holders.

         8. Amendment. Subject to Section 6 hereof, this Certificate of Designation shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Preferred Stock, voting separately as a class.

         9. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as it may be amended from time to time) and in the Certificate of Incorporation.

         10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         11. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A
Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

        12. Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series or class of preferred stock of the Company other than shares of Series A Preferred Stock.


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         13.     Mutilated or Missing Series A Preferred Stock Certificates.
If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

         14. Notices. In case at any time or from time to time there shall be a Consolidation or any event described in the first sentence of Section 4, then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, a notice stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holder of the Class B Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (b) the date on which such Consolidation is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Class B Common Stock of record shall be entitled to exchange their Class B Common Stock for shares of stock or other securities or property or cash deliverable upon such Consolidation.

         15. Transfer Taxes. The issuance or delivery of certificates for Class B Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

         16. Certain Remedies. Any registered holder of Series A Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States, or any state thereof having jurisdiction, this being in addition to any remedy to which such holder may be entitled at law or in equity.

         17. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

         "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "Commission" means the Securities and Exchange Commission.


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         "Class A Common Stock" means the Class A Common Stock, par value $.01 per share, of the Company.

         "Class B Common Stock" means the Class B Common Stock, par value $.01 per share, of the Company.

         "Class C Common Stock" means the Class C Common Stock, par value $.01 per share, of the Company.

         "Common Stock" means Class A Common Stock, Class B Common Stock, Class C Common Stock or other common stock of the Company.

         "Conversion Period" means (i) if the Conversion Period has not previously commenced or the Series A Shares have not previously been converted, the 180-day period commencing on the IPO Date or (ii), if such 180-day period has not previously commenced and expired or the Series A Shares have not previously been converted, the 90-day period commencing on April 30, 1999 (with the effect that if the Conversion Period has previously commenced by reason of the occurrence of the IPO Date but has not yet expired on April 30, 1999, the Conversion Period shall continue for 90 days after April 30, 1999 and the total Conversion Period may be more or less than 180 days but shall expire in any event on August 29, 1999).

         "Conversion Price" means, as of the date of commencement of the Conversion Period, (i) if such date is on or after the IPO Date, the price per share which is the highest of (x) $82.18, (y) the price per share at which Common Stock is first sold to the public in a public offering pursuant to an effective registration statement under the Securities Act, and (z) the quotient of $225 million divided by the number of shares of Common Stock outstanding, on a fully diluted basis (excluding shares sold in or after such public offering, the 225,000 shares of Class C Common Stock outstanding on the Preferred Stock Issue Date and shares issued or issuable upon conversion of such Class C shares or conversion of any other securities convertible into Common Stock that may be issued to VPC Corporation after the Preferred Stock Issue Date), or (ii) if such date is prior to the IPO Date, the price per share which is the higher of
(x) $82.18 and (y) the quotient of $225 million divided by the number of shares of Common Stock outstanding (excluding the 225,000 shares of Class C Common Stock outstanding on the Preferred Stock Issue Date and shares issued or issuable upon conversion of such Class C shares or conversion of any other securities convertible into Common Stock that may be issued to VPC Corporation after the Preferred Stock Issue Date).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "IPO Date" means the date on which the Company receives the net proceeds of an underwritten initial public offering for its account of any of its equity securities pursuant to an effective registration statement under the Securities Act.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock Issue Date" means the date on which a share of Series A Preferred Stock is first issued by the Company.

         "Securities Act" means the Securities Act of 1933, as amended.



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                 IN WITNESS WHEREOF, the Company has caused this Certificate of
Designation to be duly executed by its President and a Vice President and attested by its Secretary, as of March 1, 1998.


                               /s/ LOUIS BRUNEL
                               ---------------------------------
                               Name:    Louis Brunel
                               Title:   President


                               /s/ STEPHEN DUBE
                               ---------------------------------
                               Name:    Stephen Dube
                               Title:   Vice President



Attest:

/s/ MICHAEL E. KATZENSTEIN
------------------------------------
Name:  Michael E. Katzenstein
Title: Secretary





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